Ally Financial Inc.
Dodd-Frank Act Stress Test 2016
Estimates in the Severely Adverse Scenario
Overview
As required under the rules published by the Federal Reserve (the “Regulators”) to address the Dodd-Frank Act Stress Test (“DFAST”) requirements, Ally Financial Inc. and Ally Bank (collectively, “Ally”, or the “Company”) is providing a summary of 2016 stress test results under the Supervisory Severely Adverse (“Severe”) scenario as prescribed by the Regulators in the Comprehensive Capital Analysis and Review (“CCAR”) exercise. The stress test results were submitted to the Federal Reserve on April 5, 2016 and cover a 9-quarter forecast horizon beginning in the first quarter of 2016 and continuing through the first quarter of 2018. The Severe scenario and the related forecasts of macroeconomic variables were developed by the Regulators to be comparable to the most severe post-war U.S. recessions.
Over the past several years, Ally has undergone a strategic transformation to strengthen the company’s financial profile. These actions include exiting non-core businesses, focusing on the U.S. automotive finance franchise, enhancing funding stability through continued growth in the direct bank franchise, and improvement in net interest margin through reduction of legacy high-cost debt. Since the submission of the 2015 CCAR Capital Plan, Ally has experienced strong operating results and completed several actions aimed at capital structure normalization and driving improvements in shareholder return. A few notable highlights since CCAR 2015 include the sale of Ally’s joint venture in China, full redemption of the Series G and Series A preferred equity, elimination of preferred dividends, and the refinancing of high-cost unsecured debt and preferred equity with the issuance of new lower cost funding.
As demonstrated through numerous stress tests over the past several years, Ally’s business model is adequately positioned to withstand the effects of a severely stressed macroeconomic environment. The following summary of projected impacts to profitability, loss rates, and capital position reflects the severity of the 2016 scenario developed by the Regulators. It is important to note that this scenario is not a forecast of Ally’s business operations or financial condition, but rather a hypothetical scenario designed to assess the strength of Ally’s risk management framework and capital base and its resilience to severely adverse economic conditions should they occur. The results suggest that Ally’s performance would deteriorate in the Severe scenario due to increased provision for credit losses, reduced business volumes, net interest margin compression, and market related losses. Importantly, however, Ally would continue to meet all of its contractual obligations to creditors, counterparties, bondholders, and preferred equity holders and would exceed all regulatory requirements including the 4.5% Basel III Common Equity Tier 1 threshold required under the Capital Plan Rule (i.e., Final Basel III rules).
Stress Testing Methodologies
Ally’s process for stress testing and assessing capital adequacy leverages a sound enterprise risk management infrastructure that operates under the philosophy of continuous improvement and seeks to identify and measure all material risks arising from exposures and business activities. When conducting comprehensive enterprise-wide stress tests, all of Ally’s material risk exposures are considered and evaluated. Ally’s material risks include credit, vehicle residual value, insurance/underwriting, market, liquidity and operational (including strategic and reputation).

Stress testing is an integral component of Ally’s risk, capital and liquidity management strategies. Stress tests are used to provide insight into how risk exposures and related capital requirements, as well as capital resources, might be affected by severe, yet plausible stress scenarios. Stress tests are conducted using a combination of quantitative approaches, internal and external data sources, analytical tools and management judgment. Models and spreadsheets, whether they be internally developed or vendor models, are subject to a validation process by Ally’s model and spreadsheet risk management function. Variance and sensitivity analyses as well as trend reporting and benchmarking techniques are used to challenge stress test results at various levels of the company. Throughout the stress testing process, numerous reviews are conducted by working groups, business unit management, senior executives and various councils and committees. In addition, stress test results are reviewed and approved by the Ally Financial Board of Directors.
The following provides a brief description of the methodologies used in stress testing to translate Ally’s primary risk measures into financial impacts over the nine-quarter horizon.
Balance Sheet
Ally’s current and projected earning asset portfolio is primarily composed of U.S. auto-related assets. The auto portfolio is composed of consumer lending products (retail loans and leases) as well as dealer financing products (primarily floorplan financing). Projections of assets are based on the expectation of the amortization of existing assets on the balance sheet and the expectation for new auto origination volumes under the given scenario. Given the relatively short tenor of most auto finance products (approximately 2.5 years in duration), existing assets run off fairly quickly. Therefore, the size of Ally’s balance sheet over the nine-quarter stress horizon is largely dependent on the assumptions for new and used auto originations. Key assumptions for originations include new and used industry light vehicle sales, market share of certain manufacturers, Ally’s financing penetration rates, and growth in Ally’s used and growth channels. Historical experience supports a decline in industry light vehicles sales to coincide with reduced consumer demand in a severe macroeconomic recession. A statistical modeling approach is used to project industry light vehicle sales while historical experience and management judgment factor into projections for other business assumptions. Consistent with the decline in industry light vehicle sales and the trends experienced during past recessions, the size of Ally’s balance sheet trends lower in the Severe scenario as fewer vehicles are sold and, therefore, less financing is needed. Similar to the asset portfolio, liability balances are developed using a mix of models, historical experience, and management judgment.
Pre-Provision Net Revenue ("PPNR")
PPNR is a reporting item used to measure net revenues from the asset portfolio and is composed of three main components: net interest income, non-interest income, and non-interest expense. These components are further segmented and, as a result, various processes and methodologies are used to produce projections over the stress test horizon. Since PPNR is a comprehensive reporting item, it incorporates stress impacts from many of Ally’s material risks, including vehicle residual value, insurance/underwriting, market, liquidity and operational (including strategic and reputation).
Net Interest Income ("NII")
Net interest income for Ally is significantly influenced by the size, product and credit mix of the earning asset portfolio and the net interest margin on those assets. A quantitative model that utilizes inputs such as balance projections, earning asset yields, interest rates, and credit spreads is used to project NII. The methodology used to develop balance projections is described above while other key assumptions are developed using a mix of quantitative models, historical experience, and management judgment. While rental income, gains/losses on disposal, and depreciation expense for operating leases are reported within NII in Ally’s financial statements (filed with the Securities and Exchange Commission), these same items are reported within non-interest income and non-interest expense for the purposes of DFAST and CCAR per regulatory PPNR reporting requirements.
Non-Interest Income
Ally’s non-interest income largely consists of insurance premiums, operating lease revenue, servicing fees, and gains/losses on the disposal of operating lease assets. Similar to NII projections, revenues from insurance premiums and operating leases are dependent on the size of the earning asset portfolio as well as the margin on those assets. Servicing fees are impacted based upon the size of the servicing portfolio, SmartAuction activity, and late charges. Ally’s recognized gains/losses on disposal of operating leases are generally a function of the remaining cost basis (net of accumulated depreciation) of the lease at time of termination and the sales proceeds received from remarketing the vehicle. Ally models the future expected value of off-lease vehicles (residual value) using key inputs such as U.S. Gross Domestic Product, unemployment rate, gasoline prices, and used vehicle supply and demand forecasts.
Non-Interest Expense
Non-interest expense includes depreciation expense on operating leases, expenses associated with the insurance business, compensation and benefits expense, operational risk expense (e.g., fraud, legal, compliance, information technology), and various other administrative expenses such as expenses associated with deposit operations. Depreciation expense on operating leases is projected using the current depreciation rates on the existing lease portfolio, while depreciation rates for new leases assumed to be originated during the stress test horizon are set based on the projection of vehicle residual values, also used in projecting the gain/loss on disposal of operating leases. Expenses associated with the insurance business include sales commissions and provisions for claims losses, which naturally decline as new vehicle sales volumes, and thereby new insurance contracts, decline in the recessionary environment. Projections of compensation and benefits expense, information technology costs, and certain marketing expenses are closely aligned with the projected level of business activity and the severity of the recession. However, other non-interest expense projections generally reflect a conservative bias as no management actions are assumed in the Severe scenario that would materially reduce expenses to coincide with declining business activity. In addition to routine business driven expenses, consideration is also given to operational and other losses that may arise in the stress environment. Given the broad scope of operational risk and limited and varied data, Ally uses a non-modeled approach for estimating a conservative level of operational risk losses in a given scenario. The non-modeled approach includes the use of Ally’s own historical experience (inclusive of losses from discontinued operations), operational risk scenario analysis, and management judgment.
Provision for Loan Losses
Credit risk associated with the consumer and commercial loan portfolios manifests itself in the provision for loan losses. The amount of the provision reflects the projected charge-offs for each portfolio under the given scenario while preserving an appropriate allowance for loan losses to ensure adequate coverage at the end of each period.
Ally’s loan loss estimation tools are developed using modeling approaches that incorporate macroeconomic variables and are deemed appropriate for stress testing purposes. Generally, the loan loss models:

•	Are statistically-driven (e.g., regression-based) models

•	Operate at the segment-level (i.e., are product-specific)

•	Incorporate portfolio characteristics as well as macroeconomic factors

•	Follow a frequency and severity framework incorporating quantitative measures of probability of default (“PD”) and loss given default (“LGD”)
Gains / Losses on Securities Portfolio
Ally’s investment portfolio is subject to market and counterparty risk. Models are used to project changes in market values due to changes in equity prices, interest rates, credit spreads, and volatility. A credit rating migration analysis is also performed to identify potential other than temporary impairments (“OTTI”) in the investment securities portfolio. Different segments of the portfolio are modeled separately while each security in the portfolio is incorporated into the analysis.
Capital
Ally projects required dividend and interest payments for existing trust preferred, preferred, and subordinated debt securities. Projections are based on contractual payments for these instruments.
The various balance sheet, revenue, and loss estimates as outlined above are combined to generate full balance sheet and income statement projections over the stress horizon. These financial statements serve as the basis for the calculation of capital and risk-weighted assets (“RWAs”) that are used to derive pro forma quarterly capital ratios. Ally has calculated capital ratios on a Basel III Standardized Approach basis, reflective of the appropriate transition provisions. The resulting pro forma regulatory capital ratios are evaluated against management’s targets and post-stress goals (minimums), which are essential inputs into Ally’s continuous capital adequacy assessment and associated governance.
Ally Summary Results
These projections represent hypothetical estimates that involve an economic outcome that is more adverse than expected. These estimates are not forecasts of expected losses, revenues, net income before income taxes, or capital ratios. The capital ratios were calculated using capital action assumptions required within the Dodd-Frank Act stress testing rule. The minimum capital ratio presented is for the period including the first quarter of 2016 through the first quarter of 2018.

In the Severe scenario, Ally’s stress results show a pre-tax loss of approximately $2.8 billion over the nine-quarter horizon. PPNR included a decline in NII that resulted primarily from a significant reduction in earning asset balances over the stress test horizon. Given the severity of the economic scenario, the expectation is that light vehicle sales would decline, thereby reducing future industry revenue opportunities from retail and lease originations as well as from dealer floorplan financing. Historical experience from the 2008-2009 recession and previous recessionary time periods supports Ally’s assumption that new and used industry light vehicle sales naturally decline in a macroeconomic recession and, therefore, result in lower auto-related loan balances in this scenario. This decline in industry sales also negatively impacts revenue from the insurance business. The provision for loan losses and related allowances increase in the Severe scenario to keep pace with the expected rise in credit losses despite a significantly smaller balance sheet over the nine-quarter stress test horizon. Realized gains/losses on securities reflect sharp declines in the equity and bond markets.

Projected Losses, Revenue, and Net Income Before Taxes through Q1 2018 under the Severely Adverse Scenario
Ally Financial Inc.	Billions of Dollars	Percent of Average Assets (a)
Pre-provision net revenue	1.9	1.4
Other revenue	0.0
less
Provisions	4.2
Realized losses/gains on securities (AFS)	0.4
Trading and counterparty losses (b)	n/a
Other losses/gains (c)	0.0
equals
Net income before taxes (d)	(2.8)	(2.0)

(a)	Average assets is the nine-quarter average of total assets.

(b)
Per Federal Reserve instructions, only bank holding companies with greater than $500 billion in total consolidated assets which are subject to the amended market risk rule are required to report using this line item.

(c)	Includes $27 million of goodwill impairment losses.

(d)	Total may not foot due to rounding.
Projected credit losses total $3.7 billion with a weighted average loss rate of 3.8% for the total loan portfolio over the nine-quarter time period. It is important to note that the loss rates are not annualized but rather reflect a nine-quarter cumulative loss rate. Ally’s largest loan portfolios, retail auto loans and dealer floorplan financing, have historically experienced low loss rates compared to other asset classes. Ally’s projected loss rates in the stress test are consistent with those experienced during the most recent economic recession, and, in some cases are significantly more conservative.

Projected Loan Losses by Type of Loans for Q1 2016 through Q1 2018 under the Severely Adverse Scenario
Ally Financial Inc.	Billions of Dollars	Portfolio Loss Rates (%) (a)
Loan losses	3.7	3.8
First lien mortgages, domestic	0.1	2.1
Junior liens and HELOCs, domestic	0.1	7.0
Commercial and industrial (b)	0.8	2.4
Commercial real estate	0.1	3.4
Credit cards	—	—
Other consumer (c)	2.5	4.6
Other loans	0.0	0.1

(a)	Average loan balances used to calculate portfolio loss rates exclude loans held-for-sale and loans held-for-investment under the fair-value option, and are calculated over nine quarters.

(b)	Primarily dealer floorplan loans.

(c)	Primarily retail auto loans.
Ally’s balance sheet is mainly composed of high-quality, short duration auto assets (approximately 2.5 years) enabling the company to withstand severe stress events and meet regulatory requirements throughout the stress test horizon. In prior recessions, Ally’s auto loan origination volume and asset balances have declined in line with the directional trend of new and used industry light vehicle sales. Consistent with historical experience, Ally projected a decline in industry light vehicle sales that led to reduced loan volume and a smaller balance sheet over time in the Severe scenario. This is reflected in the reduction in risk-weighted assets from $135.8 billion as of Q4 2015 to $102.8 billion at the end of Q1 2018 under the Basel III Standardized Approach.

Actual Q4 2015 and Projected Q1 2018 Risk-Weighted Assets under the Severely Adverse Scenario
Ally Financial Inc.	Actual	Projected
	Q4 2015	Q1 2018
Risk-weighted assets (billions of dollars)	135.8	102.8
Capital actions completed in the first quarter of the stress test horizon (Q1 2016) are included in the projection of pro forma capital ratios in the Severe scenario, in accordance with DFAST regulatory requirements. For the remainder of the stress test horizon, the Federal Reserve prescribes a standardized set of capital actions that does not permit redemption or repurchase of any capital instrument that is eligible for inclusion in the numerator of a regulatory capital ratio and does not permit issuances of common or preferred stock, except for issuances related to employee compensation. Also, Ally assumes all contractual dividend and interest payments are made for existing trust preferred, preferred, and subordinated-debt securities throughout the stress test horizon in accordance with this standardized set of capital actions. Ally does not assume the commencement of common stock dividends in the DFAST scenarios, consistent with regulatory guidance. The projected capital ratios below do not include any capital actions that require non-objection from the Federal Reserve in conjunction with Ally’s 2016 CCAR submission.

Ally’s capital ratios in the Severe scenario exceed the 4.5% Common Equity Tier 1 regulatory minimum throughout the stress test horizon as required under the Revised Capital Plan Rule and Federal Reserve guidance. Ally maintains a Total Risk-based capital ratio of 12.5% and a Common Equity Tier 1 ratio of 9.2% at the beginning of the horizon (Q4 2015). By Q1 2018, Ally has a Total Risk-based capital ratio of 13.4% and a Common Equity Tier 1 ratio of 8.3%. Ally’s equity and capital levels are significantly reduced, primarily due to the $2.8 billion pre-tax net loss projected in the Severe scenario. In addition, risk-weighted assets decline meaningfully due to a reduction in light vehicle sales. The following table summarizes Q4 2015 actual capital ratios in addition to the low point and end point under the Severe scenario.

Projected Capital Ratios through Q1 2018 under the Severely Adverse Scenario
	Actual (a)	Forecast (b)
	Q4 2015	Q1 2018	Minimum
Common Equity Tier 1 Capital Ratio (%)	9.2	8.3	7.6
Tier 1 Capital Ratio (%)	11.1	11.4	9.9
Total Risk-based Capital Ratio (%)	12.5	13.4	11.8
Tier 1 Leverage Ratio (%)	9.7	9.6	8.6

(a)	Actual and stressed capital ratios are based on the Revised Regulatory Capital Rule (i.e., Basel III final rule), reflective of the appropriate transition provisions.

(b)	The capital ratios are calculated using capital action assumptions provided within the Dodd-Frank Act stress testing rule.